Exhibit 99.1

Press Release & Investor Call

Acorn, Provider of Remote Industrial Monitoring and Control, IoT Solutions,

Reports Revenue Growth in Q4 and Fiscal Year 2022

Dial-in: 1-844-834-0644 for Today’s 11am ET Investor Call

Wilmington, DE – March 16, 2023 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, announced results for its fourth quarter (Q4’22) and full-year periods ended December 31, 2022, with higher revenue, gross profit and improved gross margin in both of the respective periods. Acorn will host a conference call today at 11:00 a.m. ET to review its results and outlook and answer investor questions (call details below).

Summary Financial Results – GAAP Basis

($ in thousands)	Q4’22	Q4’21	Change	2022	2021	Change
Hardware revenue	$847	$754	+12.3%	$3,088	$2,746	+12.5%
Monitoring revenue	$998	$1,000	-0.2%	$3,912	$4,030	-2.9%
Total revenue *	$1,845	$1,754	+5.2%	$7,000	$6,776	+3.3%
Gross profit	$1,352	$1,225	+10.4%	$5,071	$4,899	+3.5%
Gross margin	73.3%	69.8%		72.4%	72.3%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

	Q4’22	Q4’21	2022	2021
	($ in thousands)
Total GAAP revenue	$1,845	$1,754	$7,000	$6,776
Less:
Amortization of deferred revenue	(1,633)	(1,484)	(6,205)	(5,886)
Plus:
Sales recorded to deferred revenue	1,751	1,766	6,983	6,725
Other adjustments and write-offs	(48)	(2)	(16)	(17)
Total cash-basis revenue **	$1,915	$2,034	$7,762	$7,598
Year-over-year growth	-5.9%		2.2%

**See definition of non-GAAP measure below.

CEO Commentary

“I’m pleased that Acorn was able to grow in a challenging 2022 macro environment that included higher interest rates, high inflation and weaker overall economic activity. The company not only experienced increased labor and operating costs but also dealt with the sunsetting of 3G technology by mobile carriers, which led to some customer churn. In the face of these headwinds, we grew revenues by 3.3% on a GAAP basis and 2.2% on a cash basis. We also maintained our gross margin at 72.4% versus 72.3% in 2021 by focusing on driving sales of next-generation products in higher-margin commercial and industrial markets. We were able to generate positive cash flow from operating activities for the year – and in fact, we generated $342,000 of cash from operating activities in Q4, due in part to strong receivables collections as well as by our phased reduction of safety stock and gradual return to par inventory levels as supply chains normalize.

“Though some economic uncertainties persist, 3G sunsetting, which negatively impacted our high-margin monitoring revenue growth in 2022, is behind us. In fact, in Q4, our monitoring revenue was essentially flat versus Q4’21, after being down in each of the first three quarters of 2022. We expect monitoring revenue growth to return and align with historical growth trends in 2023, which we benchmark at greater than 20%. In fact, I’m very bullish that our overall growth, which we define as cash-basis revenue growth, will also exceed this target. Our confidence stems from current discussions and sales orders in early 2023, as well as from the potential of increased monitoring revenue and profitability from “demand response” programs. In July 2022, we announced a partnership between OmniMetrix, CPower Energy Management and Power Solutions Specialists TX, to help homeowners who install new standby generators to earn compensation for grid relief, which is known as demand response. Under the program, homeowners are compensated just for signing up and possibly supplying grid offload by running their generators for up to 12 hours per year, during periods of extreme demand, when the grid is stressed. We anticipate this partnership will begin generating revenue in late 2023.

“It is also important to note that if we meet our target growth, we’d expect to move to positive profitability in 2023. More than $70M of operating loss carryforwards (NOLs) would largely shield the company from cash taxes and benefit the company’s cash flow and cash position in 2023 and future periods.

“As customers deal with increasing labor and energy costs, destructive weather events, and growing pressure for more eco-friendly operations, we remain well-positioned for growth. Our solutions increase productivity, reduce downtime due to enhanced analytics, and reduce human-mediated activities like manual inspections and unplanned repairs. Reduced personnel time, travel and fuel costs not only boosts operating efficiency but also lowers carbon emissions and helps customers achieve their sustainability goals. Environmental and electric grid issues will only grow in 2023 and for the foreseeable future. We will continue to build awareness of our industry leading Internet of Things (IoT) technologies and expanding use cases, as we grow our client base. Our remote monitoring and control solutions are much less expensive and significantly more effective than perpetual, in-person inspection of industrial assets that are often located in remote locations.

“Given OmniMetrix’s technology leadership and the ongoing innovation of our product engineering and design team, we see an abundance of opportunities for growth in under-penetrated industrial markets, in 2023 and in the long-term, and we have a strong financial footing to support growth. We currently have approximately $1.5M of cash and no debt outstanding. We will also continue to search for attractive, complimentary acquisitions in the monitoring, IoT space, which we’d like to close in 2023.

“For these reasons, I am very excited about our prospects both near-term and longer-term, and I look forward to stronger and more profitable growth in 2023.”

Additional Financial Highlights

●	Revenue rose 3.3% to $7.0M in 2022 from $6.8M in 2021, with a 12.5% increase in hardware and accessories (HW) and a 3% decrease in monitoring revenue. In 2021, OmniMetrix recorded $112,000 in revenue from the sale of custom TrueGuard Pro units that were designed to large customer specifications and monitored by the customer; thus, the revenue was not deferred. In 2022 the company did not have any custom unit orders. Excluding revenue from custom units, HW revenue growth was 17%. The increase in HW revenue benefitted from a higher percentage of commercial and industrial (C&I) customers versus residential customers and C&I products having a higher average price per unit. HW sales also benefitted from the sunsetting of 3G monitoring units in 2022. However, with sales of new units primarily replacing sunsetting units, monitoring revenue did not increase ratably with HW sales.

●	Q4’22 revenue increased 5.2% to $1.85M from $1.75M in Q4’21, as hardware revenue grew 12.3%, while monitoring was relatively flat. Monitoring revenue stabilized in Q4; with sunsetting complete, the company expects monitoring growth to resume in 2023.

●	Gross profit grew to $5.1M in 2022, reflecting a 72.4% margin, which compares to $4.9M and a 72.3% gross margin in 2021. Gross margin on HW improved to 48% in 2022 vs. 44% in 2021, reflecting a product mix that included a greater percentage of next generation C&I units with more value add and higher average price points. Gross margin on monitoring revenue was 92% in 2022, compared to 91% in 2021. Overall gross margin was particularly strong in Q4’22 at 73.3% versus 69.8% in Q4’21, again benefitting from a revenue mix that included a greater percentage of higher-margin C&I product.

●	Total operating expenses increased to $5.7M in 2022 vs. $4.9M in 2021 due to increases in both selling, general and administrative (SG&A) expenses and research and development (R&D). Higher SG&A included increases of $356,000 in personnel costs, travel expenses, and sales commissions in the aggregate; $212,000 in technology related expenses; $45,000 of additional depreciation; $26,000 of higher corporate expenses; and a software impairment charge of $51,000 in 2022. R&D expenses increased by $106,000 for the continued development of next-generation products and the exploration of new potential product lines.

●	Primarily reflecting higher operating costs due to investments in personnel and technology, net loss attributable to Acorn stockholders increased to $633,000 in 2022 versus $21,000 in 2021. In Q4’22, the company had a net loss attributable to stockholders of $77,000, compared to a loss of $66,000 in Q4’21, as revenue and gross profit growth offset increased expenses.

Liquidity and Capital Resources

Consolidated cash and cash equivalents were $1,450,000 at December 31, 2022, compared to $1,722,000 at December 31, 2021, with the change primarily due to net cash used in investing activities. The Company continued to invest in technology and software development, using $292,000 in 2022 and $317,000 in 2021. The 2022 investments primarily relate to the development and design of the company’s new Microsoft Azure cloud infrastructure to host its OmniView data servers. The new infrastructure provides a more modern, agile and cost-effective environment to grow IoT connections and services. The new cloud infrastructure was completed and launched in May 2022.

Net cash generated from operating activities was $31,000 in 2022, as compared to $132,000 in 2021, with the difference attributable to a greater net loss due primarily to personnel and technology expenses, partially offset by a decrease in net working capital with strong collections of accounts receivable and less investments in inventory.

Acorn currently has no debt. Acorn may pursue a line of credit to support internal growth or acquisitions in future periods.

Investor Call Details

Date/Time:	Thursday, March 16th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, serving tens of thousands of customers including 25 Fortune/Global 500 companies. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support by enrolled back-up generators. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities, in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. Acorn reminds investors that its operations could be materially affected by continued supply chain disruptions, new outbreaks of COVID-19 or variants, and the overall economic environment, which could include material adverse impacts on the Company’s operations, financial position, cash flows and reported results.

A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Year ended December 31,		Three months ended December 31,
	2022	2021	2022	2021

Revenue	$7,000	$6,776	$1,845	$1,754
Cost of sales	1,929	1,877	493	529
Gross profit	5,071	4,899	1,352	1,225
Operating expenses:
Research and development expenses	845	739	208	207
Selling, general and administrative expenses	4,804	4,168	1,219	1,082
Impairment of software	51	—	—
Total operating expenses	5,700	4,907	1,427	1,289
Operating loss	(629)	(8)	(75)	(64)
Finance expense, net	(2)	(5)	(1)	—
Loss before income taxes	(631)	(13)	(76)	(64)
Income tax expense	—	—	—	—
Net loss	(631)	(13)	(76)	(64)
Non-controlling interest share of income	(2)	(8)	(1)	(2)
Net loss attributable to Acorn Energy, Inc. stockholders	$(633)	$(21)	$(77)	$(66)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. stockholders:
Net loss per share attributable to Acorn Energy, Inc. stockholders – basic and diluted	$(0.02)	$(0.00)	$(0.00)	$(0.00)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic	39,698	39,688	39,716	39,688
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – diluted	39,698	39,688	39,716	39,688

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash	$1,450	$1,722
Accounts receivable, net	597	876
Inventory, net	789	617
Other current assets	288	229
Deferred cost of goods sold	887	799
Total current assets	4,011	4,243
Property and equipment, net	653	517
Right-of-use assets, net	298	399
Deferred cost of goods sold	807	714
Other assets	215	169
Total assets	$5,984	$6,042

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$243	$457
Accrued expenses	171	164
Deferred revenue	3,984	3,541
Current operating lease liabilities	116	107
Other current liabilities	58	34
Total current liabilities	4,572	4,303
Long-term liabilities:
Deferred revenue	2,187	1,852
Noncurrent operating lease liabilities	220	336
Other long-term liabilities	16	12
Total long-term liabilities	2,423	2,200
Commitments and contingencies
Stockholders’ Deficit:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; issued and outstanding – 39,722,589 and 39,687,589 shares at December 31, 2022 and 2021, respectively	397	397
Additional paid-in capital	102,889	102,804
Accumulated stockholders’ deficit	(101,267)	(100,634)
Treasury stock, at cost – 801,920 shares at December 31, 2022 and 2021	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ deficit	(1,017)	(469)
Non-controlling interests	6	8
Total stockholders’ deficit	(1,011)	(461)
Total liabilities and stockholders’ deficit	$5,984	$6,042

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year ended December 31,
	2022	2021
Cash flows provided by operating activities:
Net loss	$(631)	$(13)
Depreciation and amortization	122	75
Impairment of software	51	—
Impairment of inventory	41	22
Non-cash lease expense	124	117
Stock-based compensation	80	75
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	279	(268)
Increase in inventory	(213)	(403)
Increase in deferred cost of goods sold	(181)	(207)
Increase in other current assets and other assets	(105)	(172)
Increase in deferred revenue	778	839
Decrease in operating lease liability	(130)	(121)
(Decrease) increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(184)	188
Net cash provided by operating activities	31	132

Cash flows used in investing activities:
Investments in Azure cloud hosting environment and other technology and software	(292)	(317)
Other capital investments	(16)	(7)
Net cash used in investing activities	(308)	(324)

Cash flows provided by (used in) financing activities:
Short-term credit, net	—	(149)
Stock option exercise proceeds	5	—
Net cash provided by (used in) financing activities	5	(149)

Net decrease in cash	(272)	(341)
Cash at the beginning of the year	1,722	2,063
Cash at the end of the year	$1,450	$1,722

Supplemental cash flow information:
Cash paid during the year for:
Interest	$2	$6
Income taxes	$—	$—

Non-cash investing and financing activities:

Accrued preferred dividends to former CEO of OmniMetrix	$4	$4

Definition of Non-GAAP Measure

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which is currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period. Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.